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During the year ended December 31, 1996, the Funds adjusted the classification of distributions to shareholders to reflect the differences between financial statement amounts and distributions determined in accordance with income tax regulations. Changes in classification made during the fiscal year ended December 31, 1996 are shown below:

                                                    Adjustments for the Fiscal Year Ended December 31, 1996
                                               Undistributed               Undistributed Net
                                               Net Investment              Realized Gain (Loss)      Paid-in
                                               Income (Loss)               on Investments            Capital
Oppenheimer High Income Fund                   $  293,322                  $  (293,322)                 --
Oppenheimer Bond Fund                             811,172                     (811,172)                 --
Oppenheimer Multiple Strategies Fund              (36,290)                      36,290                  --
Oppenheimer Global Securities Fund              2,649,581                   (2,649,581)                 --
Oppenheimer Strategic Bond Fund                   154,274                     (154,274)                 --
Oppenheimer Growth & Income Fund                    1,095                       (1,095)                 --
